Exhibit 10.29

EXELON CORPORATION

SENIOR MANAGEMENT

SEVERANCE PLAN

(As Amended and Restated

Effective January 1, 2009)

EXELON CORPORATION

SENIOR MANAGEMENT SEVERANCE PLAN

(As Amended and Restated)

1.	PURPOSE OF THE PLAN

The Exelon Corporation Senior Management Severance Plan, as amended and restated herein (the “Plan”), is effective as of January 1, 2008 (the “Effective Date”) except as otherwise specifically provided herein, and supersedes in its entirety all prior versions of the Plan and the Exelon Corporation Key Management Severance Plan with respect to terminations of employment occurring any time on or after the Effective Date (or such other date as set forth herein). The Plan provides severance benefits to eligible executives of Exelon Corporation (“Exelon”) and its designated subsidiaries of which Exelon owns at least 80% of the outstanding voting power that are participating employers in the Plan (Exelon and such subsidiaries jointly and severally referred to as the “Company”) who submit a Notice of Termination or who are notified of their termination of employment on or after the Effective Date (or such other date as set forth herein), and to provide additional protection in the event of a Change in Control of Exelon or an Imminent Control Change of Exelon.

2.	ELIGIBILITY

2.1.	Eligibility in General. Subject to the remaining provisions of this Section 2.1, eligibility to participate in the Plan is limited to each employee of the Company whose position is in Salary Band E09 (or equivalent executive grade) or above (an “Executive”) who executes and returns to the Company by the later of 90 days after becoming an Executive, or 90 days after delivery thereof to the Executive, non-competition, non-solicitation, confidential information and intellectual property covenants (“Restrictive Covenants”) which are acceptable to Exelon and are either substantially in the form attached hereto and made a part hereof as Exhibit I (as may be modified from time to time by Exelon in its sole discretion) or set forth in another agreement between the Company and the Executive. Notwithstanding any provision of the Plan to the contrary, eligibility for benefits under the Plan shall be subject to the provisions of any agreement (including but not limited to an offer of employment or grant instrument) between an Executive and the Company providing that that such Executive would be ineligible for (or waives) all or a portion of the benefits under the Plan or “change in control” benefits in the event of a termination of employment, or under which the Executive had agreed, prior to the Applicable Trigger Date, to terminate his or her employment. In addition, no Participant shall be entitled to any material enhancement to the separation benefits provided under the Plan without the written approval of the Chief Executive Officer of Exelon and the consent of the Chairman of the Compensation Committee of Exelon’s Board of Directors.

2.2.

Eligibility Under Section 4. Subject to Section 2.1, each Executive shall be eligible for the benefits provided under Section 4 hereof in the event such Executive has a Termination of Employment; provided, however, that any Executive whose Termination of Employment is covered under Section 5 hereof or a change in control agreement entered into between such Executive and the Company (an “Individual Change in Control Agreement”) shall not be eligible for benefits under Section 4, except as expressly provided in Section 5 or such Individual Change in Control Agreement (which expressly refers to the benefits under Section 4 of this Plan).

2.3.	Eligibility Under Section 5. Eligibility for the benefits provided under Section 5 hereof due to a Termination of Employment during a Post-Change Period or an Imminent Control Change Period shall be subject to Section 2.1, and shall be limited to persons who are Executives immediately prior to the Applicable Trigger Date and who are not subject to Individual Change in Control Agreements.

3.	PARTICIPATION

Each eligible Executive shall become a participant in the Plan (“Participant”) upon his or her execution of a separation agreement with the Company in such form as the Company, in its sole discretion, shall require or permit (the “Severance Agreement”), provided such Severance Agreement is executed not later than 45 days after the Executive’s Termination Date. Each Executive shall also be required to execute, not later than 45 days after the Executive’s Termination Date, a waiver and release of claims against the Company (“Waiver and Release”) which is substantially in the form attached hereto and made a part hereof as Exhibit II, as may from time to time be modified by the Company in its sole discretion. The Company shall have no obligation to an Executive under this Plan unless and until the Executive timely executes the Restrictive Covenants, a Severance Agreement and a Waiver and Release.

4.	BENEFITS

A Participant described in Section 2.2 shall be entitled to all Accrued Obligations and, subject to Section 6, benefits pursuant to this Section 4 upon the Participant’s Termination of Employment.

4.1.	Severance Pay.

(a)

In General. Each Participant other than a Participant described in Section 4.1(b) shall receive severance pay at a monthly rate equal to  1/12 of the sum of (a) the Participant’s annual base salary in effect as of the date of Termination of Employment, plus (b) the Severance Incentive. Subject to Section 13.13 below, payment shall be made in regular payroll installments for the duration of the applicable Salary Continuation Period, as indicated below, commencing no later than the second paydate which occurs after the Participant’s Termination Date, but in no event earlier than eight days after the date the Participant returns an executed Waiver and Release to the Plan Administrator. Payment will be made in accordance with the Company’s normal payroll practices, net of applicable taxes and other deductions.

Participant Level	Salary Continuation Period
Senior Executive Management	24 months
Senior Vice Presidents of Exelon	18 months
Other Executives	15 months

(b)

Participants Employed for Less Than Two Years. Each Participant who has been continuously employed by the Company for less than twenty-four months as of the Participant’s Termination Date shall receive severance pay at a monthly rate equal to  1/12 of the Participant’s annual base salary in effect as of the Termination Date. Subject to paragraph (c) below, payment shall be made in regular payroll installments for the duration of the applicable Salary Continuation Period, as indicated below, commencing no later than the second paydate which occurs after the Participant’s Termination Date, but in no event earlier than eight days after the date the Participant returns an executed Waiver and Release to the Plan Administrator. Payment will be made in accordance with the Company’s normal payroll practices, net of applicable taxes and other deductions.

Participant Level	Salary Continuation Period
Senior Executive Management	18 months (12 months if employed < 12 months)
Other Executives	12 months (6 months if employed < 12 months)

4.2.	Annual Incentive Awards. Effective with respect to Termination Dates occurring on or after January 1, 2008, each Participant shall receive an Annual Incentive which shall be prorated by multiplying the amount of such Annual Incentive by a fraction the numerator of which is the number of days elapsed during such calendar year as of the Participant’s Termination Date and the number of days in the calendar year in which Termination Date occurs. Payment of Annual Incentives under this Section 4.2 shall be made in a lump sum net of applicable taxes and other deductions at the time awards under the Exelon Corporation Annual Incentive Award Plan are paid to active employees for such performance period (but not later than March 15 of the year following the last day of such performance period), and shall be considered a “short-term deferral” within the meaning of Section 409A of the Code.

4.3.

Stock Options. No Participant shall be entitled to participate in any new grants of Stock Options (as defined in Section 5.1(b)) made after such Participant’s notification of his or her Termination of Employment. Except as provided below, any Stock Options previously granted to the Participant shall be exercisable only to the extent such Stock Options are exercisable as of the date of such Participant’s Termination Date and shall thereafter be exercised in accordance with the provisions of the LTIP. Stock Options which remain unexercisable as of the Participant’s Termination Date shall be forfeited. Notwithstanding the preceding, if, as of the Participant’s Termination Date, such Participant has attained at least age 50 and completed at least 10 years of service as defined under the tax-qualified defined benefit plan maintained by Exelon in which the Executive is a participant (the “Pension Plan”) (or who, pursuant to the terms of an offer of employment or employment agreement or under any provision of the Pension Plan or SERP, is credited with a number of additional years of age and/or service that would enable such Participant to satisfy the above eligibility requirements), then any Stock Options granted to such Participant which have not become exercisable prior to the Participant’s Termination Date shall (i) become fully vested, and (ii) remain exercisable until the fifth anniversary of the Termination Date or, if earlier, the option expiration date, provided that this Section 4.3 shall not limit the right of the Company to cancel the Stock Options in connection with a corporate transaction pursuant to the terms of the LTIP.

4.4.	Other LTIP Awards. Awards of Performance Shares and/or Restricted Stock (as defined in Sections 5.1(c) and 5.1(d), respectively) shall be payable to a Participant solely to the extent provided under the terms of such Awards; provided, however, that to the extent the Company determines that a Participant is a Specified Employee and that any such payment is deferred compensation, each within the meaning of Section 409A of the Code, such payment shall not be made prior to the earlier to occur of (i) the six-month anniversary of the Termination Date or (ii) the date of the Participant’s death.

4.5.

Health Care Coverage. During the Salary Continuation Period, a Participant (and his or her dependents) shall be eligible to participate in the health care plans under which he or she was covered immediately prior to his or her Termination of Employment, in accordance with and subject to the terms and conditions of such plans as in effect from time to time. The Participant’s out of pocket costs (including premiums, deductibles and co-payments) for such coverage shall be the same as that in effect from time to time for active peer employees during such period. Coverage under this Paragraph 4.5 shall be provided for the duration of the Salary Continuation Period in lieu of continuation coverage under Section 4980B of the Code and Section 601 to 609 of ERISA (“COBRA”) for the same period. At the end of the Salary Continuation Period, COBRA continuation coverage may be elected for the remaining balance of the statutory coverage period, if any; provided, however that a Participant who, as of the last day of the Salary Continuation Period, has attained at least age 50 and completed at least 10 years of service (or who has completed such other age and service requirement then in effect under the Exelon Corporation Severance Benefit Plan or any successor plan as of the relevant time set forth in such plan) under the terms of the Pension Plan (or who, pursuant to the terms of an offer of employment or employment agreement or under any provision of the Pension Plan or SERP, is credited with a number of additional years of age and/or service that would enable such Participant to satisfy the above eligibility requirements) shall be entitled to elect retiree health coverage under the Company’s health care plans on the same terms and subject to the same conditions as in effect from time to time for active peer employees who have completed 10 years of service after attaining age 45.

4.6.	SERP / Other Deferred Compensation. For purposes of the Participant’s SERP benefit, the Salary Continuation Period shall be taken into account as service solely for purposes of determining whether the Participant is vested (i.e., 5 years of service) and, to the extent relevant under the Pension Plan covering the Participant, the amount of the Participant’s regular accrued benefit, but not for purposes of determining eligibility for early retirement benefits (including any social security supplement) or any other purpose. In determining the amount of the Participant’s vested benefit, if any, the severance payments made under Section 4.1 shall be taken into account as if such payments were normal base salary and incentive payments. Payment shall be made in accordance with the SERP and the Participant’s distribution election in effect thereunder as of the Termination Date (or, if no affirmative election is in effect as of such date, the default election applicable to the Participant). All amounts previously deferred by, or accrued to the benefit of, such Participant under the Exelon Corporation Deferred Compensation Plan, the Exelon Corporation Stock Deferral Plan shall, to the extent vested, be paid in accordance with the Participant’s distribution election in effect thereunder as of the Termination Date (or, if no affirmative election is in effect as of such date, the default election applicable to the Participant).

4.7.	Life Insurance and Disability Coverage. A Participant shall be eligible for continued coverage under the applicable life insurance and long term disability plans sponsored by the Company (or other equivalent coverage or benefits) shall be extended to each Participant through the last day of the Salary Continuation Period applicable to such Participant on the same terms and subject to the same terms and conditions as are applicable to active peer employees (including, without limitation, submission of proof by an Executive who seeks long term disability benefits that such Executive would have satisfied the conditions for such benefits had the Executive been an employee during the Salary Continuation Period and terminated employment on or before the last day of such period).

4.8.	Executive Perquisites. Executive perquisites shall terminate effective as of the Participant’s Termination Date, and any Company-owned property shall be required to be returned to the Company no later than such date.

4.9.	Outplacement Services. Each Participant shall be entitled to outplacement services at the expense of the Company for twelve months and subject to such terms and conditions as the Plan Administrator, in its sole discretion, determines are appropriate. No cash shall be paid in lieu of such fees and costs.

4.10.	Restrictions on In-Kind Benefits. The in-kind benefits provided under each of Sections 4.5, 4.7 and 4.8 during any calendar year shall not affect the benefits to be provided under such section in any subsequent calendar year. The right to such benefits shall not be subject to liquidation or exchange for any other benefit

4.11.	Other Coverage. Notwithstanding the foregoing, if such Participant is eligible to obtain a specific type of coverage under welfare plan(s) sponsored by another employer of such Participant (e.g. medical, prescription, vision, dental, disability, individual life insurance benefits, group life insurance benefits, but excluding for the purposes of this sentence retiree benefits if such Participant is so eligible), then the Company shall not be obligated to provide any such specific type of coverage. The Participant shall promptly notify the Plan Administrator of any such coverage.

5.	CHANGE IN CONTROL BENEFITS

A Participant described in Section 2.3 shall be entitled to all Accrued Obligations and, subject to Section 6, benefits pursuant to this Section 5 if such a Participant has a Termination of Employment during a Post-Change Period or Imminent Control Change Period, and such Participant shall not be eligible for benefits under Section 4 unless so expressly provided in this Section 5.

5.1.	Termination During a Post-Change Period. If, during a Post-Change Period, an eligible Executive has a Termination of Employment and becomes a Participant, the Company’s sole obligations under Section 4 and Sections 5.1 and 5.2 shall be as set forth in this Section 5.1 (subject to Sections 5.3, 5.5, 5.6 and 5.7).

(a)	Severance Payments. The Company shall pay or provide (or cause to be provided) to such Participant, according to the payment terms set forth in Section 5.3 below, the following:

(i)	Annual Incentive for Year of Termination. An amount equal to the Annual Incentive applicable to such Participant under the Incentive Plan for the performance period in which the Termination Date occurs;

(ii)	Deferred Compensation and Non-Qualified Defined Contribution Plans. All amounts previously deferred by, or accrued to the benefit of, such Participant under the Exelon Corporation Deferred Compensation Plan, the Exelon Corporation Stock Deferral Plan, any successor of either of them, or under any other non-qualified defined contribution or deferred compensation plan of the Company, whether vested or non-vested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company and are not provided under the terms of any such non-qualified plan;

(iii)	SERP Enhancement. An amount payable under the SERP equal to the positive difference, if any, between:

(1)	the lump sum value of such Participant’s benefit, if any, under the SERP, calculated as if such Participant had:

(a)	become fully vested in all Pension Plan and SERP benefits,

(b)	to the extent age is relevant under the Pension Plan covering the Participant, attained as of the Termination Date an age that is two years greater than such Participant’s actual age and that includes the number of years of age credited to such Participant pursuant to any other agreement between the Company and such Participant,

(c)	to the extent service is relevant under the Pension Plan covering the Participant, accrued a number of years of service (for purposes of determining the amount of such benefits, entitlement to - but not commencement of - early retirement benefits, and all other purposes of the Pension Plan and SERP) that is two years greater than the number of years of service actually accrued by such Participant as of the Termination Date and that includes the number of years of service credited to such Participant pursuant to any other agreement between the Company and such Participant, and

(d)	received the severance benefits specified in Sections 5.1(a)(i) and 5.1(a)(v) as covered compensation in regular installments during the Severance Period, minus

(2)	the aggregate amounts paid or payable to such Participant under the SERP;

(iv)	Non-vested Benefits Under Pension Plan. An amount equal to the actuarial equivalent present value of any non-vested portion of such Participant’s accrued benefit or cash balance account (as applicable) under the Pension Plan as of the Termination Date and forfeited by such Participant by reason of the Termination of Employment; and

(v)	Multiple of Salary and Severance Incentive. An amount equal to two (2) times the sum of (x) the Participant’s Base Salary plus (y) the Severance Incentive, net of applicable taxes and other deductions.

(b)	Stock Options. Each of such Participant’s stock options granted under the LTIP (“Stock Options”) shall (i) become fully vested, and (ii) remain exercisable until the fifth anniversary of the Termination Date or, if earlier, the expiration date of any such Stock Option, provided that this Section 5.1(b) shall not limit the right of the Company to cancel the Stock Options in connection with a corporate transaction pursuant to the terms of the LTIP.

(c)	Performance Share Vesting. On the Termination Date, all of the performance share units granted to such Participant under the Exelon Performance Share Program under the LTIP or awards granted in lieu thereof to an executive of Commonwealth Edison Company (“Performance Shares”) to the extent earned by and awarded to such Participant (i.e. as to which the applicable performance cycle has elapsed) as of the Termination Date, shall become fully vested at the actual level earned and awarded, and, to the extent not yet earned by and awarded to such Participant (i.e. as to which the current performance cycle has not elapsed) as of the Termination Date, shall become fully vested at the earned level determined as of the last day of the applicable performance cycle.

(d)	Other Restricted Stock. All forfeiture conditions that as of the Termination Date are applicable to any restricted stock or restricted stock units awarded to such Participant by Exelon other than under the Exelon Performance Share Program under the LTIP (“Restricted Stock”) shall (except as expressly provided to the contrary in the applicable awards) lapse immediately and all such awards will become fully vested.

(e)	Continuation of Welfare Benefits. During the Severance Period, the Executive and the Executive’s dependents shall be eligible for participation in the Company’s welfare plans, including medical, prescription, dental, disability, employee life, group life and accidental death benefits but excluding any severance pay (“Welfare Plans”) that covered the Participant or such Participant’s dependents prior to such Participant’s Termination of Employment, in accordance with the terms and conditions of such plans. Such provision of welfare benefits shall be subject to the following:

(i)	In determining benefits applicable under such Welfare Plans, such Participant’s annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than such Participant’s Base Salary and annual incentive for the year in which the Termination Date occurs.

(ii)	The cost of such welfare benefits to such Participant and dependents under this Section 5.1(e) shall not exceed the cost of such benefits to peer executives who are actively employed during the Severance Period.

(iii)	Such Participant’s rights under this Section 5.1(e) shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights such Participant may have pursuant to applicable law, including, without limitation, continuation coverage required by COBRA.

(iv)	If such Participant has, as of the last day of the Severance Period, attained age 50 and completed at least 10 years of service with the Company, such Participant shall be entitled to the retiree benefits provided under any Welfare Plan of the Company; provided, however, that for purposes hereof, any years of age and/or credited service granted to such Participant in any other plan or agreement between such Participant and the Company shall be taken into account. For purposes of determining eligibility for (but not the time of commencement of) such retiree benefits, such Participant shall also be considered (1) to have remained employed until the last day of the Severance Period and to have retired on the last day of such period, and (2) to have attained at least the age such Participant would have attained on the last day of the Severance Period.

Notwithstanding the foregoing, if such Participant is eligible to obtain a specific type of coverage under welfare plan(s) sponsored by another employer of such Participant (e.g. medical, prescription, vision, dental, disability, individual life insurance benefits, group life insurance benefits, but excluding for the purposes of this sentence retiree benefits if such Participant is so eligible), then the Company shall not be obligated to provide any such specific type of coverage. The Participant shall promptly notify the Plan Administrator of any such coverage.

(f)	Outplacement. To the extent actually incurred by such Participant, the Company shall pay or cause to be paid on behalf of such Participant, as incurred, all reasonable fees and costs charged by a nationally recognized outplacement firm selected by such Participant for outplacement services provided for up to 12 months after the Termination Date. No cash shall be paid in lieu of such fees and costs.

(g)

Indemnification. Such Participant shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable law and the Company’s by-laws if such Participant was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding brought by a third party (and not by or on behalf of the Company or its shareholders) whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such Participant is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company any other entity which such Participant is or was serving at the request of the Company (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by such Participant or to which such Participant may become subject for any reason; provided, that the Participant provides the Company written notice of any such Proceeding promptly after receipt and such that the Company’s ability to defend shall not be prejudiced in any fashion and the Company shall have the right to direct the defense, approve any settlement and shall not be required to indemnify the Participant in connection with any proceeding initiated by the Participant, including a counterclaim or crossclaim, unless such proceeding was authorized by the Company, and that the Participant fully cooperates in the investigation and defense of such Proceeding.

(h)	Directors’ and Officers’ Liability Insurance. For a period of six years after the Termination Date, the Company shall provide such Participant with coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on terms no less favorable than, those provided to peer executives of the Company from time to time.

5.2.	Termination During an Imminent Control Change Period. If, during an Imminent Control Change Period, a Participant has a Termination of Employment, then such Participant shall receive benefits at the time and in the manner provided in Section 4 and the Company’s sole obligations to such Participant under Sections 5.1 and 5.2 shall be as set forth in this Section 5.2 (and subject to Sections 5.3, 5.5, 5.6 and 5.7). The Company’s obligations to such Participant under this Section 5.2 shall in all events be reduced by any amounts or benefits paid or provided pursuant to Section 4.

(a)	Cash Severance Payments. If the Imminent Control Change Period culminates in a Change Date, the Company shall pay (or cause to be paid) to such Participant the amounts described in Section 5.1(a)(i) through (v). Such amounts shall be paid to such Participant as described in Section 5.3, provided that amounts that would have been paid prior to the Change Date shall be paid in a lump sum (without interest) within 30 business days after the Change Date.

(b)	Vested Stock Options. Such Participant’s Stock Options, to the extent vested on the Termination Date,

(i)	will not expire (unless such Stock Options would have expired had such Participant remained an employee of the Company) during the Imminent Control Change Period; and

(ii)	will continue to be exercisable after the Termination Date to the extent provided in the applicable grant agreement or the LTIP, and thereafter such Stock Options shall not be exercisable during the Imminent Control Change Period.

If the Imminent Control Change Period lapses without a Change Date, then such Participant’s Stock Options, to the extent vested on the Termination Date, may be exercised, in whole or in part, during the 30-day period following the lapse of the Imminent Control Change Period, or, if longer, the period during which such Participant’s vested Stock Options could otherwise be exercised under the terms of the applicable grant agreement or the LTIP (but in no case shall any Stock Options remain exercisable after the date on which such Stock Options would have expired if such Participant had remained an employee of the Company).

If the Imminent Control Change Period culminates in a Change Date, then effective upon the Change Date, such Participant’s Stock Options, to the extent vested on the Termination Date, may be exercised in whole or in part by such Participant at any time until the earlier of the fifth anniversary of the Change Date or the option expiration date for such Stock Options, provided that this Section 5.2(b) shall not limit the right of the Company to cancel the Stock Options in connection with a corporate transaction pursuant to the terms of the LTIP.

(c)	Non-vested Stock Options. Such Participant’s Stock Options that are not vested on the Termination Date:

(i)	will not expire (unless such Stock Options would have expired had such Participant remained an employee of the Company) during the Imminent Control Change Period; and

(ii)	will not continue to vest and will not be exercisable during the Imminent Control Change Period.

If the Imminent Control Change lapses without a Change Date, such non-vested Stock Options will thereupon expire.

If the Imminent Control Change culminates in a Change Date, then immediately prior to the Change Date, such non-vested Stock Options shall become fully vested, and may thereupon be exercised in whole or in part by such Participant at any time until the earlier of the fifth anniversary of the Change Date, or the option expiration date for such Stock Options, provided that this Section 5.2(c) shall not limit the right of the Company to cancel the Stock Options in connection with a corporate transaction pursuant to the terms of the LTIP.

(d)	Performance Shares. Such Participant’s Performance Shares granted under the Exelon Performance Share Program under the LTIP will not be forfeited during the Imminent Control Change Period, and will not continue to vest during the Imminent Control Change Period. If the Imminent Control Change lapses without a Change Date, such Performance Shares shall be governed according to the terms of Section 4. If the Imminent Control Change Period culminates in a Change Date:

(i)	All Performance Shares granted to such Participant under the Exelon Performance Share Program under the LTIP, which, as of the Termination Date, have been earned by and awarded to such Participant, shall become fully vested at the actual earned level on the Change Date, and

(ii)	All of the Performance Shares granted to such Participant under the Exelon Performance Share Program under the LTIP which, as of the Termination Date, have not been earned by and awarded to such Participant shall become fully vested on the Change Date at the actual earned level as of the last day of the applicable performance cycle.

(e)	Restricted Stock. Such Participant’s non-vested Restricted Stock will:

(i)	not be forfeited during the Imminent Control Change Period; and

(ii)	not continue to vest during the Imminent Control Change Period.

If the Imminent Control Change Period lapses without a Change Date, such non-vested Restricted Stock shall thereupon be forfeited.

If the Imminent Control Change Period culminates in a Change Date, then immediately prior to the Change Date, such Participant’s Restricted Stock shall (except as expressly provided to the contrary in the award) become fully vested, and within ten business days after the Change Date, the Company shall deliver to such Participant all of such shares theretofore held by or on behalf of the Company, which will be subject to the same terms which other stockholders of the Company receive in the transaction.

(f)	Continuation of Welfare Benefits. The Participant and the Participant’s dependents shall be eligible for welfare benefits (other than any severance pay that may be considered a welfare benefit) in accordance with the terms and conditions of the applicable plans during the Imminent Control Change Period, to the same extent as if such Participant had remained employed during such period, subject to the following:

(i)	in determining benefits applicable under such Welfare Plans, such Participant’s annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than such Participant’s Base Salary and annual incentive for the year in which the Termination Date occurs;

(ii)	the cost of such welfare benefits to such Participant and dependents under this Section 5.2(f) shall not exceed the cost of such benefits to peer executives who are actively employed by the Company during the Imminent Control Change Period; and

(iii)	such Participant’s rights under this Section 5.2(f) shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights such Participant may have pursuant to applicable law, including, without limitation, continuation coverage required by COBRA.

If the Imminent Control Change Period lapses without a Change Date, welfare benefit plan coverage under this Section 5.2(f) shall thereupon cease, subject to such Participant’s rights, if any, to continued coverage under a Welfare Plan, Section 4, or applicable law. If the Imminent Control Change Period culminates in a Change Date, then for the remainder of the Severance Period, the Participant and his or her dependents shall continue to be eligible for welfare benefits as described in, and subject to the limitations of Section 5.1(e).

Notwithstanding the foregoing, if such Participant obtains a specific type of coverage under welfare plan(s) sponsored by another employer of such Participant (e.g. medical, prescription, vision, dental, disability, individual life insurance benefits, group life insurance benefits, but excluding for the purposes of this sentence retiree benefits if such Participant is so eligible), then the Company shall not be obligated to provide any such specific type of coverage. The Participant shall immediately notify the Plan Administrator of any such coverage.

(g)	Indemnification. Such Participant shall be indemnified and held harmless by the Company to the same extent as provided in Section 5.1(g), but only during the Imminent Control Change Period (or greater period provided under the Company’s by-laws) if the Imminent Control Change Period lapses without a Change Date.

(h)	Termination During an Imminent Control Change Period: Directors’ and Officers’ Liability Insurance. The Company shall provide the same level of directors’ and officers’ liability insurance for such Participant as provided in Section 5.1(h), but only during the Imminent Control Change Period (or greater period provided under the Company’s by-laws) if the Imminent Control Change Period lapses without a Change Date.

5.3.

Timing of Severance Payments. Unless otherwise specified herein, the Accrued Obligations and the amount described in Section 5.1(a)(i) shall be paid within 30 business days of the Termination Date (or eight days after the date on which the Participant executes and returns a Waiver and Release, if later), and such amounts shall be considered “short-term deferrals” within the meaning of Section 409A of the Code. The amounts described in Sections 5.1(a)(ii), (iii) and (iv) shall be paid in accordance with the applicable deferred compensation plan or the SERP and the Participant’s distribution election thereunder as of the Termination Date (or, if no affirmative election is in effect as of such date, the default election in effect with respect to the Participant as of such date). Subject to Section 13.13, the severance payments described in Section 5.1(a)(v) shall be paid during the

Severance Period, beginning no later than the second paydate which occurs after the Termination Date (or eight days after the date on which the Participant executes and returns a Waiver and Release, if later), in periodic payments to a Participant according to the Company’s normal payroll practices at a monthly rate equal to 1/12 of the sum of (i) such Participant’s Base Salary plus (ii) the Severance Incentive. The in-kind benefits and reimbursements provided under each of Sections 5.1(e), 5.1(h), 5.2(f) and 5.2(h) during any calendar year shall not affect the benefits or reimbursements to be provided under such section in any subsequent calendar year. The right to such benefits and reimbursements shall not be subject to liquidation or exchange for any other benefit.

5.4.	Other Terminations of Employment by the Company or a Participant.

(a)	Obligations. If, during a Post-Change Period or an Imminent Control Change Period, (i) the Company terminates an eligible Executive’s employment for Cause (or causes a Participant to be terminated for Cause) (“Cause Termination”) or disability (as determined by the Plan Administrator in good faith), (ii) an Executive elects to retire or otherwise terminate employment other than for Good Reason, disability or death, or (iii) an eligible Executive’s employment terminates on account of death, the Company shall have no obligations to such Executive under Section 5. The remaining applicable provisions of this Plan (including the Restrictive Covenants) shall continue to apply.

(b)	Procedural Requirements. The Company shall strictly observe or cause to be strictly observed each of the following procedures in connection with any Cause Termination during a Post-Change Period or an Imminent Control Change Period: an eligible Executive’s termination of employment shall not be deemed to be for Cause under this Section 5.4 unless and until there shall have been delivered to such Executive a written notice of the determination of the Chief Executive Officer of the Executive’s employer (“CEO”) (after reasonable written notice of such consideration by the CEO of acts or omissions alleged to constitute Cause is provided to such Executive and such Executive is given an opportunity to present a written response to the CEO regarding such allegations), finding that, in his or her good faith opinion, such Executive’s acts, or failure to act, constitutes Cause and specifying the particulars thereof in detail.

5.5.	Sole and Exclusive Obligations. The obligations of the Company under this Plan with respect to any Termination of Employment occurring during a Post-Change Period or Imminent Control Change Period shall supersede any severance obligations of the Company in any other plan of the Company or agreement between such Participant and the Company, including, without limitation, Section 4, any offer of employment or employment contract of the Company which provides for severance benefits, except as explicitly provided in Section 5.2 or to the extent such Participant is ineligible for such benefits or such benefits are waived pursuant to Section 2.1.

5.6.	Payment Capped. If at any time or from time to time, it shall be determined by the Company’s independent auditors that any payment or other benefit to a Participant pursuant to Section 4 or 5 of this Plan or otherwise (“Potential Parachute Payment”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then the Potential Parachute Payments payable to such Participant shall be reduced to the largest amount which would both (a) not cause any Excise Tax to be payable by such Participant and (b) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision).

6.	TERMINATION OF PARTICIPATION; CESSATION OF BENEFITS

A Participant’s benefits under Section 4 of the Plan shall terminate on the last day of the Participant’s Salary Continuation Period; provided that a Participant’s right to benefits shall terminate immediately on such date as the Company discovers that the Participant has breached any of the Restrictive Covenants or the Waiver and Release, or if at any time the Company determines that in the course of his or her employment the Executive engaged in conduct described in Section 7.9(b), (c), (d) or (e) or the Executive fails to comply with Section 13.2, in which case the Company may require the repayment of amounts paid pursuant to Section 4.1 prior to such breach or other conduct, and shall discontinue the payment of any additional amounts under Section 4 of the Plan.

A Participant’s benefits under Section 5 of the Plan shall terminate on the later of the last day of the Participant’s Severance Period or the date all benefits to which the Participant is entitled to have been paid from the Plan; provided that a Participant’s right to benefits shall terminate immediately on the date the Company discovers that the Participant has breached any of the Restrictive Covenants or the Waiver and Release, or if at any time the Company determines, in accordance with the procedural requirements set forth in Section 5.4(b) that in the course of his or her employment the Executive engaged in conduct described in Section 7.9(b), (c), (d) or (e) or the Executive fails to comply with Section 13.2, in which case the Company may require the repayment of amounts paid pursuant to Section 5 prior to such breach or other conduct, and shall discontinue the payment of any additional amounts under Section 5 of the Plan.

Benefits paid or payable to a Participant under Section 4 and Section 5 of the Plan shall be subject to any executive or officer incentive compensation recoupment policy of the Board of Directors as in effect as of the Termination Date.

7.	DEFINITIONS

In addition to terms previously defined, when used in the Plan, the following capitalized terms shall have the following meanings unless the context clearly indicates otherwise:

7.1.	“Accrued Annual Incentive” means the amount of any annual incentive earned but not yet paid with respect to the Company’s latest fiscal year ended prior to the Termination Date.

7.2.	“Accrued Base Salary” means the amount of a Participant’s Base Salary that is accrued but not yet paid as of the Termination Date.

7.3.	“Accrued Obligations” means, as of any date, the sum of a Participant’s Accrued Base Salary, Accrued Annual Incentive and any accrued but unpaid paid time off

7.4.	“Annual Incentive” as of a certain date means an amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which a Participant would have been entitled immediately prior to such date under the Exelon Corporation Annual Incentive Award Plan for the applicable performance period based on the actual achievement performance goals established pursuant to such plan as of the end of the applicable performance period; provided, however, that any reduction in a Participant’s Base Salary or annual incentive that would qualify as Good Reason shall be disregarded for purposes of this definition.

7.5.	“Applicable Trigger Date” means

(a)	the Change Date, with respect to a Post-Change Period; or

(b)	the date of an Imminent Control Change, with respect to the Imminent Control Change Period.

7.6.	“Base Salary” for purposes of Section 5, means not less than 12 times the highest monthly base salary paid or payable to a Participant by the Company in respect of the 12-month period immediately before the Applicable Trigger Date.

7.7.	“Beneficial Owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

7.8.	“Board” means the Board of Directors of Exelon or, from and after the effective date of a Corporate Transaction (as defined in the definition of Change in Control), the Board of Directors of the corporation resulting from a Corporate Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

7.9.	“Cause” means, with respect to any Executive:

(a)	the refusal to perform or habitual neglect in the performance of the Executive’s duties or responsibilities, or of specific directives of the officer or other executive of Exelon or any of its affiliates to whom the Executive reports which are not materially inconsistent with the scope and nature of the Executive’s employment duties and responsibilities;

(b)	an Executive’s willful or reckless commission of act(s) or omission(s) which have resulted in or are likely to result in, a material loss to, or material damage to the reputation of, Exelon or any of its affiliates, or that compromise the safety of any employee or other person;

(c)	the Executive’s commission of a felony or any crime involving dishonesty or moral turpitude;

(d)	an Executive’s material violation of Exelon’s or any of its affiliate’s Code of Business Conduct (including the corporate policies referenced therein) which would constitute grounds for immediate termination of employment, or of any statutory or common law duty of loyalty to Exelon or any of its affiliates; or

(e)	any breach by the Executive of any one or more of the Restrictive Covenants.

7.10.	“Change Date” means each date on which a Change in Control occurs after the Effective Date.

7.11.	“Change in Control” means:

(a)	any SEC Person becomes the Beneficial Owner of 20% or more of the then outstanding common stock of Exelon or of Voting Securities representing 20% or more of the combined voting power of all the then outstanding Voting Securities of Exelon (such an SEC Person, a “20% Owner”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Exelon (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Exelon), (2) any acquisition by Exelon, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Exelon or any corporation controlled by Exelon (a “Company Plan”), or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (2), if any 20% Owner of Exelon other than Exelon or any Company Plan becomes a 20% Owner by reason of an acquisition by Exelon, and such 20% Owner of Exelon shall, after such acquisition by Exelon, become the beneficial owner of any additional outstanding common shares of Exelon or any additional outstanding Voting Securities of Exelon (other than pursuant to any dividend reinvestment plan or arrangement maintained by Exelon) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control; or

(b)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Exelon’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation (“Merger”), or the sale or other disposition of more than 50% of the operating assets of Exelon (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by Exelon (such reorganization, merger, consolidation, sale or other disposition, a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which:

(i)	all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding common stock of Exelon and outstanding Voting Securities of Exelon immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns Exelon or all or substantially all of the assets of Exelon either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of Exelon, as the case may be;

(ii)	no SEC Person (other than the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such corporate Transaction, directly or indirectly, 20% or more of the outstanding common stock of Exelon or the outstanding Voting Securities of Exelon, as the case may be) becomes a 20% Owner, directly or indirectly, of the then-outstanding common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation; and

(iii)	individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d)	Approval by Exelon’s shareholders of a plan of complete liquidation or dissolution of Exelon, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all of the assets of Exelon by an affiliated company.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to a Participant if, in advance of such event, such Participant agrees in writing that such event shall not constitute a Change in Control.

7.12.	“Code” means the Internal Revenue Code of 1986, as amended.

7.13.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

7.14.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

7.15.	“Good Reason” means:

(a)	for purposes of Section 4 hereof,

(i)	a material reduction of an Executive’s salary unless such reduction is part of a policy, program or arrangement applicable to peer executives of the Company or of the Executive’s business unit; and

(ii)	with respect to an Executive whose title with respect to a Company is Senior Vice President or above, a material adverse reduction in the Executive’s position or duties that is not applicable to peer executives of the Company or of the Executive’s business unit, but excluding any change (A) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of the Company or of the business unit that employs the Executive or (B) that generally places the Executive in substantially the same level of responsibility. Notwithstanding the foregoing, no change in the position or level of officer to whom an Executive reports shall constitute grounds for Good Reason.

(b)	for purposes of Section 5 hereof, the occurrence of any one or more of the following actions or omissions that occurs during a Post-Change Period or an Imminent Control Change Period:

(i)	a material reduction of an Executive’s salary, incentive compensation opportunity or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to peer executives (including peer executives of any successor to Exelon);

(ii)	a material adverse reduction in the Executive’s position, duties or responsibilities (excluding a change in the position or level of officer to whom the Executive reports), unless such reduction is part of a policy, program or arrangement applicable to peer executives (including peer executives of any successor to Exelon);

(iii)	a relocation by more than 50 miles of (A) the Executive’s primary workplace, or (B) the principal offices of Exelon or its successor (if such offices are such Executive’s workplace), in each case without the Executive’s consent; provided, however, in both cases of (A) and (B) of this subsection (b)(iv), such new location is farther from the Executive’s residence than the prior location; or

(iv)	a material breach of this Plan by Exelon or its successor.

(c)	Application of “Good Reason” Definition During the Imminent Control Change Period. During the Imminent Control Change Period, “Good Reason” shall not include the events or conditions described in subsection (b)(i), (b)(ii) or (b)(iv) above unless the Imminent Control Change Period culminates in a Change Date.

(d)	Limitations on Good Reason. Notwithstanding the foregoing provisions of this Section, no act or omission shall constitute a material breach of this Plan by Exelon, nor grounds for “Good Reason”:

(i)	unless the Executive gives the Plan Administrator a Notice of Termination at least 30 days prior to the Executive’s Termination Date, and the Company fails to cure such act or omission within the 30-day period;

(ii)	if the Executive first acquired knowledge of such act or omission more than 90 days before such Participant gives the Plan Administrator such Notice or Termination; or

(iii)	if the Executive has consented in writing to such act or omission.

7.16.	“Imminent Control Change” means, as of any date on or after the Effective Date and prior to the Change Date, the occurrence of any one or more of the following:

(a)	Exelon enters into an agreement the consummation of which would constitute a Change in Control;

(b)	Any SEC Person commences a “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or exchange offer, which, if consummated, would result in a Change in Control; or

(c)	Any SEC Person files with the SEC a preliminary or definitive proxy solicitation or election contest to elect or remove one or more members of the Board, which, if consummated or effected, would result in a Change in Control;

provided, however, that an Imminent Control Change will lapse and cease to qualify as an Imminent Control Change:

(i)	With respect to an Imminent Control Change described in clause (a) of this definition, the date such agreement is terminated, cancelled or expires without a Change Date occurring;

(ii)	With respect to an Imminent Control Change described in clause (b) of this definition, the date such tender offer or exchange offer is withdrawn or terminates without a Change Date occurring;

(iii)	With respect to an Imminent Control Change described in clause (c) of this definition, (1) the date the validity of such proxy solicitation or election contest expires under relevant state corporate law, or (2) the date such proxy solicitation or election contest culminates in a shareholder vote, in either case without a Change Date occurring; or

(iv)	The date a majority of the members of the Incumbent Board make a good faith determination that any event or condition described in clause (a), (b), or (c) of this definition no longer constitutes an Imminent Control Change, provided that such determination may not be made prior to the first anniversary of the occurrence of such event.

7.17.	“Imminent Control Change Period” means the period commencing on the date of an Imminent Control Change, and ending on the first to occur thereafter of

(a)	a Change Date, provided

(i)	such date occurs no later than the first anniversary of the Termination Date, and

(ii)	either the Imminent Control Change has not lapsed, or the Imminent Control Change in effect upon such Change Date is the last Imminent Control Change in a series of Imminent Control Changes unbroken by any period of time between the lapse of an Imminent Control Change and the occurrence of a new Imminent Control Change;

(b)	the date an Imminent Control Changes lapses without the prior or concurrent occurrence of a new Imminent Control Change; or

(c)	the first anniversary of the Termination Date.

7.18.	“Incentive Plan” means the Exelon Corporation Annual Incentive Award Plan, or such other annual cash bonus arrangement of the Company in which the Executive is a participant in lieu of such program exclude supplemental plans.

7.19.	“including” means including without limitation.

7.20.	“Incumbent Board” - see definition of Change in Control.

7.21.	“LTIP” means the Exelon Corporation Long-Term Incentive Plan, as amended from time to time, or any successor thereto or, with respect to an executive of Commonwealth Edison Company, the Commonwealth Edison Company Long Term Incentive Plan.

7.22.	“LTIP Performance Period” means the performance period applicable to an LTIP award, as designated in accordance with the LTIP.

7.23.	“LTIP Target Level” means, in respect of any grant of Performance Shares under the Exelon Performance Share Program under the LTIP comed cash, the number of Performance Shares which a Participant would have been awarded (prior to the Termination Date) for the LTIP Performance Period corresponding to such grant if the business and personal performance goals related to such grant were achieved at the 100% (target) level as of the end of the LTIP Performance Period.

7.24.	“Merger” - see definition of Change in Control.

7.25.	“Notice of Termination” means a written notice given by an Executive in accordance with Sections 7.15(d)(i) and 13.10 which sets forth in reasonable detail the specific facts and circumstances claimed to provide a basis for a Termination of Employment for Good Reason.

7.26.	“Performance Shares” - see Section 5.1(c).

7.27.	“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

7.28.	“Plan Administrator” - See Section 9.

7.29.	“Post-Change Period” means the period commencing on a Change Date and ending on the earlier of (a) the Termination Date or (b) the second anniversary of such Change Date; provided that no duplicate benefits shall be paid with respect to simultaneous or overlapping Post-Change Periods.

7.30.	“Restricted Stock” - see Section 5.1(d).

7.31.	“Retiree” means a Participant who, as of his or her Termination Date, is eligible for “retirement” as defined in the LTIP.

7.32.	“Salary Continuation Period” means the applicable period designated in Section 4.1 during which severance is payable.

7.33.	“SEC” means the United States Securities and Exchange Commission.

7.34.	“SEC Person” means any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (a) Exelon or any Person that directly or indirectly controls, is controlled by, or is under common control with, Exelon (an “Affiliate”). For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise, or (b) any employee benefit plan (or any related trust) of Exelon or any of its Affiliates.

7.35.	“Section” means, unless the context otherwise requires, a section of this Plan.

7.36.	“Senior Executive Management “ means (a) an Executive whose title with respect to Exelon is Executive Vice President or above, (b) an Executive whose title with respect to a Company other than Exelon is Chief Executive Officer or President, and (c) an Executive whose title with respect to a Company is Senior Vice President or above and who held such a title since on or before July 1, 2003.

7.37.	“SERP” means the PECO Energy Company Supplemental Retirement Plan or the Exelon Corporation Supplemental Executive Retirement Plan, whichever is applicable to a Participant, or any successor to either or both.

7.38.	“Severance Incentive” means the Target Incentive for the performance period in which the Termination Date occurs; provided, however, that for purposes of Section 5, “Severance Incentive” shall mean the greater of (a) the Target Incentive for the performance period in which the Termination Date occurs, or (b) the average of the actual annual incentives paid (or payable, to the extent not previously paid) to a Participant under the Incentive Plan for each of the two calendar years preceding the calendar year in which the Termination Date occurs.

7.39.	“Severance Period” means the period beginning on a Participant’s Termination Date, provided such Participant’s Termination of Employment entitles such Participant to benefits under Section 5.1 or 5.2, and ending on the second anniversary thereof.

7.40.	“Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code.

7.41.	“Stock Options” - see Section 5.1(b).

7.42.	“Target Incentive” as of a certain date means an amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which a Participant would have been entitled immediately prior to such date under the Exelon Corporation Annual Incentive Award Plan for the applicable performance period if the performance goals established pursuant to such plan were achieved at the 100% (target) level as of the end of the applicable performance period; provided, however, that any reduction in a Participant’s Base Salary or annual incentive that would qualify as Good Reason shall be disregarded for purposes of this definition.

7.43.	“Taxes” means the incremental federal, state, local and foreign income, employment, excise and other taxes payable by a Participant with respect to any applicable item of income.

7.44.	“Termination Date” means the effective date of an eligible Executive’s Termination of Employment with the Company for any or no reason, which shall be the date on which such Executive has a “separation from service,” within the meaning of Section 409A of the Code; provided, however, that if the Executive terminates his or her employment for Good Reason, the Termination Date shall not be earlier than the thirtieth day following the Company’s receipt of such Executive’s Notice of Termination, unless the Exelon consents in writing to an earlier Termination Date.

7.45.	“Termination of Employment” means:

(a)	a termination of an eligible Executive’s employment by the Company for reasons other than for Cause; or

(b)	a resignation by an eligible Executive for Good Reason.

The following shall not constitute a Termination of Employment for purposes of the Plan: (i) a termination of employment for Cause, (ii) an Executive’s resignation for any reason other than for Good Reason, (iii) the cessation of an Executive’s employment with the Company or any Affiliate due to death or disability (as determined by the Plan Administrator in good faith), or (iv) the cessation of an Executive’s employment with the Company or any subsidiary thereof as the result of the sale, spin-off or other divestiture of a plant, division, business unit or subsidiary or a merger or other business combination followed by employment or reemployment with the purchaser or successor in interest to the Executive’s employer with regard to such plant, division, business unit or subsidiary, or an offer of employment by such purchaser or successor in interest on terms and conditions comparable in the aggregate (as determined by the Plan Administrator in its sole discretion) to the terms and conditions of the Executive’s employment with the Company or its subsidiary immediately prior to such transaction.

7.46.	“20% Owner” - see paragraph (a) of the definition of “Change in Control.”

7.47.	“Voting Securities” means with respect to a corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

8.	FUNDING

The Plan is an unfunded employee welfare benefit plan maintained for the purpose of providing severance benefits to a select group of management or highly compensated employees. Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits from the Company on the terms and conditions provided in the Plan.

9.	ADMINISTRATION OF THE PLAN

The Plan shall be administered on a day-to-day basis by the Vice President, Corporate Compensation of Exelon (the “Plan Administrator”). The Plan Administrator has the sole and absolute power and authority to interpret and apply the provisions of this Plan to a particular circumstance, make all factual and legal determinations, construe uncertain or disputed terms and make eligibility and benefit determinations in such manner and to such extent as the Plan Administrator, in his or her sole discretion may determine. Benefits under the Plan will be paid only if the Plan Administrator, in his or her discretion, determines that an individual is entitled to them; provided, however, that any dispute after the claims procedure under Section 10 has been exhausted regarding whether an Executive’s termination of employment for purposes of Section 5 is based on either Good Reason or Cause may, at the election of the Executive, be submitted to binding arbitration pursuant to Section 11.

The Plan Administrator may promulgate any rules and regulations it deems necessary to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, where appropriate, be applied on a consistent basis with respect to similarly situated Executives, and shall be final and binding on any Executive or former Executive and any successor in interest.

The Plan Administrator may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance pay and provision of severance benefits, to designated individuals or committees. The Plan Administrator may amend any Participant’s Severance Agreement to the extent the Plan Administrator determines it is reasonably necessary or appropriate to do so to comply with section 409A of the Code.

10.	CLAIMS PROCEDURE

The Plan Administrator shall determine the status of an individual as an Executive and the eligibility and rights of any Executive or former Executive as a Participant to any severance pay or benefits hereunder. Any Executive or former Executive who believes that he or she is entitled to receive severance pay or benefits under the Plan, including severance pay or benefits other than those initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. Within 90 days after the receipt of the claim the Plan Administrator shall either allow or deny the claim in writing, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as practicable, but not later than 180 days after receipt of a request for review.

A claimant whose claim is denied (or his or her duly authorized representative) may, within 60 days after receipt of the denial of his or her claim, request a review upon written application to Exelon’s Chief Human Resources Officer or other officer designated by Exelon and specified in the claim denial; review (without charge) relevant documents; and submit written comments, documents, records and other information relating to the claim.

The Chief Human Resources Officer or other designated officer shall notify the claimant of his or her decision on review within 60 days after receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. Notice of the decision on review shall be in writing. The officer’s decision on review shall be final and binding on any claimant or any successor in interest.

In reviewing a claim or an appeal of a claim denial, the Plan Administrator and the Chief Human Resources Officer or other designated by Exelon shall have all of the powers and authority granted to the Plan Administrator pursuant to Section 9.

11.	ARBITRATION

Any dispute, controversy or claim between the parties hereto concerning whether an Executive’s termination of employment for purposes of Section 5 is based on either Good Reason or Cause may, after the claims procedure under Section 10 has been exhausted and at the election of the Executive, be settled by binding arbitration in Chicago, Illinois, before an impartial arbitrator pursuant to the rules and regulations of the American Arbitration Association (“AAA”) pertaining to the arbitration of employee benefit plan disputes. The costs and fees of the arbitrator shall be borne equally by the parties, regardless of the result of the arbitration. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statutes of limitations. Notwithstanding anything to the contrary contained in this Section or elsewhere in this Plan, any party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator, and the Company may seek injunctive relief to enforce the above-referenced statutes of limitations.

12.	AMENDMENT OR TERMINATION OF PLAN

Exelon’s Chief Human Resources Officer or another designated officer of the Company may amend, modify or terminate the Plan at any time by written instrument; provided, however, that no amendment, modification or termination shall deprive any Participant of any payment or benefit that the Plan Administrator previously has determined is payable under the Plan. Notwithstanding the foregoing, no amendment or termination that materially adversely affects any Participant’s benefits under Section 5 shall become effective as to such Participant during: (a) the 24-month period following a Change Date or (b) during an Imminent Control Change Period (unless such Participant consents to such termination or amendment). Any purported Plan termination or amendment in violation of this Section 12 shall be void and of no effect.

13.	MISCELLANEOUS

13.1.	Limitation on Rights. Participation in the Plan is limited to the individuals described in Sections 2 and 3, and the benefits under the Plan shall not be payable with respect to any voluntary or involuntary termination of employment that is not a Termination of Employment.

13.2.	Cooperation By Participants. During the Salary Continuation Period or Severance Period, as applicable, the Executive shall (a) be reasonably available to the Company to respond to requests by them for information pertaining to or relating to matters which may be within the knowledge of the Executive and (b) cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent the Company deems the Executive’s cooperation reasonably necessary.

13.3.	No Set-off by Company. This Section shall apply solely with respect to a Termination of Employment during a Post-Change Period or an Imminent Control Change Period that culminates in a Change Date. Except as provided in Section 6, a Participant’s right to receive when due the payments and other benefits provided for under Section 5 of this Plan is absolute, unconditional and subject to no setoff, counterclaim or legal or equitable defense.

13.4.	No Mitigation. A Participant shall not have any duty to mitigate the amounts payable by the Company under this Plan by seeking new employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment by another, unaffiliated employer.

13.5.	Headings. Headings of sections in this document are for convenience only, and do not constitute any part of the Plan.

13.6.	Severability. If any one or more Sections, subsections or other portions of this Plan are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Section, subsection or other portion not so declared to be unlawful or invalid. Any Section, subsection or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Section, subsection or other portion to the fullest extent possible while remaining lawful and valid. Notwithstanding the foregoing, in the event a determination is made that the Restrictive Covenants are invalid or unenforceable in whole or in part, then the Severance Agreement with respect to the Participant subject to such determination shall be void and the Company shall have no obligation to provide benefits under this Plan to such Participant.

13.7.	Governing Law. The Plan shall be construed and enforced in accordance with the applicable provisions of ERISA and Section 409A of the Code.

13.8.	No Right to Continued Employment. Nothing in this Plan shall guarantee the right of a Participant to continue in employment, and the Company retains the right to terminate a Participant’s employment at any time for any reason or for no reason.

13.9.

Successors and Assigns. This Plan shall be binding upon and inure to the benefit of Exelon and its successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and legatees. Exelon shall cause any successor to assume the Plan. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of Exelon Corporation. In the event of the death of a Participant prior to receipt of severance pay or benefits to which he or she is entitled hereunder (and, with respect to benefits under Section 4 or Section 5, after he or she has signed the Waiver and Release), the severance pay described in Sections 4.1, 5.1, or 5.2, as applicable, shall be paid to his or her estate, and the Participant’s dependents who are covered under any health care plans maintained by the Company shall be entitled to continued rights under Section 4.5 or Section 5.1(e) or Section 5.2(f), as applicable; provided that the estate or other successor of the Participant has not revoked such Waiver and Release.

13.10.	Notices. All notices and other communications under this Plan shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to a Participant, to such Participant at his most recent home address on file with the Company.

If to the Company: to the Plan Administrator.

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

13.11.	Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

13.12.	Tax Withholding. The Company may withhold from any amounts payable under this Plan or otherwise payable to a Participant or beneficiary any Taxes the Company determines to be appropriate under applicable law and may report all such amounts payable to such authority in accordance with any applicable law or regulation.

13.13.

Section 409A. This Plan shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Plan would subject a Participant to 409A Penalties, the Company may amend the terms of the Plan to avoid such 409A Penalties, to the extent possible. The payments to a Participant pursuant to this Plan are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as a short-term deferral pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to a Participant shall be considered a separate payment. Notwithstanding any other provision in this Plan, if on the date of a Participant’s Termination Date the Participant is a Specified Employee, then to the extent any amount payable under this Plan constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Plan would be payable prior to the six-month anniversary of the Termination Date, such payment shall be delayed until the earlier to occur of (A) the six-month anniversary of the Termination Date or (B)

the date of the Participant’s death. Any reimbursement (including any advancement) payable to a Participant pursuant to this Plan shall be conditioned on the submission by the Participant of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Participant within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligibility for reimbursement during any other calendar year. The right to reimbursement pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit.

Executed this          day of             , 2008.

EXELON CORPORATION

By:
Andrea Zopp
Executive Vice President and Chief Human Resources Officer

EXHIBIT I

EXELON CORPORATION

RESTRICTIVE COVENANTS

This agreement and covenant (the “Agreement”), made as of the      day of             ,                 , is made by and among Exelon Corporation, incorporated under the laws of the Commonwealth of Pennsylvania (together with successors thereto, “Exelon”),                                         , a                                          corporation (together with successors thereto, the “Employer”), and                                          (“you”).

WHEREAS, Exelon maintains the Exelon Corporation Senior Management Severance Plan, as such plan may be amended, modified or supplemented from time to time by Exelon (the “Severance Plan”);

WHEREAS, you may be eligible to become a Participant (as defined in the Severance Plan) in the Severance Plan as an employee of the Employer;

WHEREAS, in order to be a Participant in and be eligible for benefits under the Severance Plan, you must execute this covenant and return it to the Company within 90 days after the date you became an Executive, within the meaning of the Severance Plan, or were provided this document;

NOW THEREFORE, in consideration for becoming eligible to participate in the Severance Plan and your commencement of employment with the Employer, you covenant the following:

1. Confidential Information.

(a)

Obligation to Keep Confidential Information Confidential. You acknowledge that in the course of performing services for Exelon and its affiliates (together, the “Company”), you may create (alone or with others), learn of, have access to and receive Confidential Information. Confidential Information (as defined below) shall not include: (i) information that is or becomes generally known through no fault of yours; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Company. You recognize that all such Confidential Information is the sole and exclusive property of the Company or of third parties which the Company is obligated to keep confidential, that it is the Company’s policy to keep all such Confidential Information confidential, and that disclosure of Confidential Information would cause damage to the Company. You agree that, except as required by your duties of employment with the Company or any of its affiliates, and except in connection with enforcing your rights under the Severance Plan or if compelled by a court or governmental agency, in each case provided that prior written notice is given to Exelon, you will not, without the written consent of Exelon, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during your employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for your personal benefit or any other person or entity other than the Company. These obligations shall continue during and after the termination of your employment (whether or not after a Change in Control or Imminent Control Change, as such terms are defined in the Severance Plan).

(b)	Definition of Confidential Information. “Confidential Information” shall mean any information, ideas, processes, methods, designs, devices, inventions, data, techniques, models and other information developed or used by the Company and not generally known in the relevant trade or industry relating to the Company’s products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, which gives the Company a competitive advantage in the harnessing, production, transmission, distribution, marketing or sale of energy or the transmission or distribution thereof through wire or cable or similar medium or in the energy services industry and other businesses in which the Company is engaged, or of third parties which the Company is obligated to keep confidential, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of your performance of any services on behalf of the Company and which falls within any of the following general categories:

(i)	information relating to trade secrets of the Company or any customer or supplier of the Company;

(ii)	information relating to existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or any customer or supplier of the Company;

(iii)	information relating to business plans or strategies, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or any customer or supplier of the Company;

(iv)	information subject to protection under the Uniform Trade Secrets Act, as adopted by the Commonwealth of Pennsylvania, or to any comparable protection afforded by applicable law; or

(v)	any other confidential information which either the Company or any customer or supplier of the Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

2. Non-Competition.

During the period beginning on the date of execution of this Agreement and ending on the second anniversary of the Termination Date (as such term is defined in the Severance Plan), whether or not after a Change in Control or Imminent Control Change, you hereby agree that without the written consent of Exelon you shall not at any time, directly or indirectly, in any capacity:

(a)	engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined below); provided, however, that after the Termination Date this Section 2 shall not preclude you from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) you do not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business.

(b)	make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection shall, however, restrict you from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give you any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) create a conflict of interest between your employment duties and your interest in such investment.

(c)	Definition of Competitive Business. “Competitive Business” means, as of any date, any utility business and any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with your assistance) (i) the harnessing, production, transmission, distribution, marketing or sale of energy or the transmission or distribution thereof through wire or cable or similar medium, (ii) any other business engaged in by the Company prior to your Termination Date which represents for any calendar year or is projected by the Company (as reflected in a business plan adopted by any Company before your Termination Date) to yield during any year during the first three-fiscal year period commencing on or after your Termination Date, more than 5% of the gross revenue of any individual Company, and, in either case, which is located (x) anywhere in the United States, or (y) anywhere outside of the United States where Company is then engaged in, or proposes as of the Termination Date to engage in, to your knowledge, any of such activities.

3. Non-Solicitation.

During the period beginning on the date of execution of this Agreement and ending on the second anniversary of any Termination Date, whether or not after a Change in Control or Imminent Control Change, you shall not, directly or indirectly:

(d)	other than in connection with the good-faith performance of your duties as an officer of the Company cause or attempt to cause any employee or agent of the Company to terminate his or her relationship with the Company;

(e)	employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company (other than by the Company), or cause or attempt to cause any Person to do any of the foregoing;

(f)	establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company, if such business is or will be a Competitive Business; or

(g)	interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Termination Date was or is, to your knowledge, a material customer or material supplier of, or maintained a material business relationship with, the Company.

4. Intellectual Property.

During the period of your employment with the Company, and thereafter upon the Company’s request, whether or not after a Change in Control or Imminent Control Change, you shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops alone or with others during the course of your employment with the Company or during the one year period following your Termination Date, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith; or (ii) result from tasks assigned to you by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. You agree that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Act, you hereby assign to the Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on your part.

(h)	The Company hereby notifies you that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on your own time, unless: (i) the invention relates (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by you for the Company.

(i)	You agree that upon disclosure of Work Product to the Company, you will, during your employment and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection, or otherwise in respect of the Work Product.

(j)	In the event that the Company is unable, after reasonable effort, to secure your execution as provided in subsection (b) above, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by you.

5. Reasonableness of Restrictive Covenants.

(k)	You acknowledge that the covenants contained in Sections 2, 3, and 4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with its employees, customers and suppliers.

(l)	The Company and you have all consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. You acknowledge that your observance of the covenants contained in Sections 2, 3, and 4 will not deprive you of the ability to earn a livelihood or to support your dependents.

(m)	All of the provisions of this Restrictive Covenant shall survive any termination of employment without regard to (i) the reasons for such termination or (ii) the expiration of any participation in the Severance Plan.

(n)	The Company shall have no further obligation to pay or provide severance or benefits under the Plan if you breach any covenant in this Restrictive Covenant, and the Company may require you to repay any benefits previously provided under the Plan.

6. Right to Injunction; Survival of Undertakings.

(a)	In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 1, 2, 3 and 4 above the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of her obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that if she breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(b)	If a court determines that any of the covenants included in these Restrictive Covenants is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

7. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

8. Headings.

The Headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

9. Applicable Law.

The provisions of this Agreement shall be interpreted and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, and to the extent federal law is not applicable, the laws of the State of Illinois, without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

EXECUTIVE

EXELON CORPORATION

By:
Title:

(Employer, if different from Exelon)

By:
Title: